UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 23, 2014

NATIONAL GENERAL HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36311	27-1046208
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

59 Maiden Lane, 38th Floor

New York, New York 10038

(Address of principal executive offices) (zip code)

(212) 380-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information required by this Item 1.01 is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is set forth under Item 8.01 below and is hereby incorporated by reference in response to this Item.

Item 8.01 Other Events.

On May 23, 2014, National General Holdings Corp. (the “Company”) closed the sale of $250 million aggregate principal amount of the Company’s 6.75% notes due 2024 (the “Notes”) to certain purchasers in a private placement.

The sale was consummated pursuant to a securities purchase agreement, dated May 23, 2014 (the “Purchase Agreement”), by and among the Company, Security Benefit Life Insurance Company, Guggenheim Life and Annuity Company, EquiTrust Life Insurance Company, Heritage Life Insurance Company and Sun Life Assurance Company of Canada (U.S.) (the “Purchasers”).

The Company issued the Notes under an indenture, dated as of May 23, 2014 (the “Base Indenture”), by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of May 23, 2014 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee.

The Notes will bear interest at a rate equal to 6.75% per year, payable semiannually in arrears on May 15th and November 15th of each year, beginning on November 15, 2014. The Notes will be the Company’s general unsecured obligations and will rank equally in right of payment with its other existing and future senior unsecured indebtedness and senior in right of payment to any of its indebtedness that is contractually subordinated to the Notes. The Notes will also be effectively subordinated to any of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and are structurally subordinated to the existing and future indebtedness of the Company’s subsidiaries (including trade payables). The Notes will mature on May 15, 2024, unless earlier redeemed or purchased by the Company.

The Indenture contains customary covenants, such as reporting of annual and quarterly financial results, and restrictions on certain mergers and consolidations. The Indenture also includes covenants relating to the incurrence of debt if the Company’s consolidated leverage ratio would exceed 0.35 to 1.00, a limitation on liens, a limitation on the disposition of stock of certain of the Company’s subsidiaries, a limitation on transactions with certain of the Company’s affiliates and a limitation on dividends.

The Notes and the Indenture contain customary events of default, including failure to pay principal or interest, breach of covenants, cross-acceleration to other debt in excess of $10 million, unsatisfied final judgments of $15 million or more and bankruptcy events, all subject to terms, including notice and cure periods, set forth in the Indenture. In addition, it is an event of default under the Indenture if the Company has a consolidated leverage ratio in excess of 0.35 to 1.00 for a period of thirty days, unless in connection with an acquisition, in which case the grace period is eighteen months.

The Notes were offered and sold only to accredited investors (as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)). The Notes have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable securities laws of any relevant state or jurisdiction.

The Company estimates that the net proceeds it will receive from the issuance will be approximately $245 million, after deducting the estimated issuance expenses payable by the Company. The Company used a portion of the net proceeds from the issuance to repay all amounts outstanding under (A) the Credit Agreement, dated as of February 20, 2013, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Key Bank National Association, as Syndication Agent, and First Niagara Bank, N.A., as Documentation Agent, and (B) the Company’s promissory note to ACP Re, Ltd. (“ACP Re”). The Company expects to use the remaining net proceeds from the issuance (i) to fund the agreement by the Company to provide ACP Re with financing in connection with its acquisition of Tower Group International, Ltd. and (ii) for general corporate purposes.

The descriptions of the Base Indenture and the Supplemental Indenture are summaries only and are qualified in their entirety by the reference to the full text of the respective agreements, which are filed as exhibits to this Current Report on Form 8-K and incorporated by reference herein.

On May 23, 2014, the Company issued a press release announcing the closing of the Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01 Financial Statements And Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of May 23, 2014, by and between the Company and the Trustee.

4.2	First Supplemental Indenture, dated as of May 23, 2014, by and between the Company and the Trustee.

4.3	Form of 6.75% Notes due 2024 (incorporated by reference to Exhibit A to Exhibit 4.2).

99.1	Press release dated May 23, 2014, announcing the closing of the Notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL GENERAL HOLDINGS CORP.

Date: May 27, 2014	By:	/s/ Jeffrey Weissmann
Jeffrey Weissmann
General Counsel and Secretary